Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264191

Prospectus Supplement No. 2 to Prospectus dated May 15, 2023

ONFOLIO HOLDINGS INC.

6,199,863 Shares of Common Stock Issuable Upon the Exercise of Warrants

This Prospectus Supplement No. 2 (“Prospectus Supplement No. 2”) relates to the Prospectus of Onfolio Holdings Inc., dated May 15, 2023 (the “Prospectus”), relating to 6,199,883 shares of common stock issuable upon the exercise of warrants, including 6,117,250 shares of common stock issuable upon exercise of warrants issued to investors in our initial public offering (the “publicly-traded warrants”) and 82,613 of common stock issuable upon the exercise of warrants issued to the representative of the underwriters in our initial public offering.

This Prospectus Supplement No. 2 is being filed to update the Prospectus and include the information set forth in our Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 15, 2023.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on May 16, 2023, (the “Prior Supplement”) and is qualified by reference to the Prospectus and the Prior Supplement, except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus and the Prior Supplement, and may not be delivered without the Prospectus and the Prior Supplement.

Our common stock and publicly-traded warrants are listed and traded under the symbols “ONFO” and “ONFOW,” respectively, on the Nasdaq Capital Market. On June 14, 2023, the closing price of our common stock and publicly-traded warrants on the NASDAQ Capital Market was $1.17 and $0.1612, respectively.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

Investing in our shares of common stock and publicly-traded warrants (collectively, “securities”) involves a high degree of risk. See the section of the Prospectus entitled “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is June 15, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2023

ONFOLIO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41466	37-1978697
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1007 North Orange Street, 4th Floor, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (682) 990-6920

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ONFO	Nasdaq Capital Market
Warrants To Purchase Common Stock	ONFOW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Onfolio Holdings Inc. (the “Company”) was held on June 14, 2023. As of the close of business on April 20, 2023, the Company had outstanding 5,110,195 shares of common stock, of which 3,393,358 shares were represented at the meeting by proxy and in person; accordingly, a quorum was constituted. The matters voted upon and the final results of the voting were as follows:

Proposal 1:  Election of Directors

The following persons were elected to the Board of Directors to serve until the 2024 Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified:

Name	Votes For	Votes Withheld	Abstain	Broker Non-votes
Dominic Wells	2,469,667	32,827	—	890,864
Andrew Lawrence	2,461,738	40,756	—	890,864
David McKeegan	2,466,167	36,327	—	890,864
Robert J. Lipstein	2,466,155	36,339	—	890,864
Mark N. Schwartz	2,466,155	36,339	—	890,864

Proposal 2:  Ratification of the appointment of BF Borgers CPA PC as the Company’s Independent Registered Public Accounting Firm for fiscal year 2023

The following votes were cast with respect to Proposal 2.  The proposal was approved.

For	Against	Abstain	Broker Non-votes
3,389,858	0	3,500	—

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONFOLIO HOLDINGS INC.

Date: June 15, 2023

	By:	/s/ Dominic Wells
Dominic Wells,
Chief Executive Officer

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